                      --------------------------------------


                             STOCKHOLDERS AGREEMENT

                                  by and among

                               MOSSIMO GIANNULLI,

                                Edwin H. Lewis,

                                      and

                                 MOSSIMO, INC.

                                  dated as of

                               November 30, 1998


                      --------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I.   Definitions.......................................................1
             Section 1.1. "Affiliate"..........................................1
             Section 1.2. "Agreement"..........................................1
             Section 1.3. "Base Options".......................................1
             Section 1.4. "Beneficially Own"...................................1
             Section 1.5. "Board"..............................................2
             Section 1.6. "Buyer Notice".......................................2
             Section 1.7. "cause"..............................................2
             Section 1.8. "Company"............................................2
             Section 1.9. "Common Stock".......................................2
             Section 1.10. "Contribution Agreement"............................2
             Section 1.11. "Control"...........................................2
             Section 1.12. "Covered Transaction"...............................2
             Section 1.13. "Deceased Party Voting Securities"..................2
             Section 1.14. "Director"..........................................2
             Section 1.15. "Disqualified Shares"...............................2
             Section 1.16. "Election"..........................................2
             Section 1.17. "Eligible Escrowed Shares"..........................2
             Section 1.18. "Escrow Account"....................................2
             Section 1.19. "Escrow Agreement"..................................3
             Section 1.20. "Escrowed Shares"...................................3
             Section 1.21. "Giannulli Escrowed Shares".........................3
             Section 1.22. "Giannulli Nominee".................................3
             Section 1.23. "Giannulli Termination Event".......................3
             Section 1.24. "Group".............................................3
             Section 1.25. "Heir"..............................................3
             Section 1.26. "Inclusion Notice"..................................3
             Section 1.27. "Lewis Escrowed Shares".............................3
             Section 1.28. "Lewis Nominee".....................................3
             Section 1.29. "Lewis Options".....................................3
             Section 1.30. "Lewis Termination Event"...........................3
             Section 1.31. "Mental Disability".................................3
             Section 1.32. "1933 Act"..........................................3
             Section 1.33. "1934 Act"..........................................3
             Section 1.34. "Nominating Committee"..............................4
             Section 1.35. "Notice of Intention"...............................4
             Section 1.36. "Offered Stock".....................................4
             Section 1.37. "Offeree"...........................................4


                                       i

             Section 1.38. "Offer Price".......................................4
             Section 1.39. "Other Stockholder".................................4
             Section 1.40. "Performance Options"...............................4
             Section 1.41. "Performance Option Shares".........................4
             Section 1.42. "Permitted Transfer"................................4
             Section 1.43. "person"............................................4
             Section 1.44. "Proposed Quantity".................................4
             Section 1.45. "Purchaser".........................................4
             Section 1.46. "Registration Rights Agreement".....................4
             Section 1.47. "Section 4.5 Offer".................................5
             Section 1.48. "Selling Stockholder"...............................5
             Section 1.49. "Shortfall".........................................5
             Section 1.50. "Standstill Period".................................5
             Section 1.51. "Subsequently Acquired Share".......................5
             Section 1.52. "Successor".........................................5
             Section 1.53. "Termination Event".................................5
             Section 1.54. "Third Party".......................................5
             Section 1.55. "13D Group".........................................5
             Section 1.56. "Transfer"..........................................5
             Section 1.57. "Transferor"........................................5
             Section 1.58. "Voting Securities".................................5

ARTICLE II.  Board of Directors................................................5
             Section 2.1. Members of the Board.................................5
             Section 2.2. Nominating Committee.................................6
             Section 2.3. Vacancies............................................6

ARTICLE III. Voting Rights.....................................................7
             Section 3.1. General..............................................7
             Section 3.2. Voting of Escrowed Shares............................7
             Section 3.3. Voting of Performance Option Shares..................7
             Section 3.4. Voting of Subsequently Acquired Shares...............8
             Section 3.5. Voting on Certain Matters............................8
             Section 3.6. Voting Rights Upon Death.............................8
             Section 3.7. Acknowledgment.......................................8

ARTICLE IV.  Standstill Provisions.............................................8
             Section 4.1. Standstill Period....................................8
             Section 4.2. Restrictions During Standstill Period................9
             Section 4.3. Restrictions on Transfer.............................9
             Section 4.4. Right of First Refusal..............................10
             Section 4.5. Right of Inclusion..................................11
             Section 4.6. Termination Without Cause...........................12


                                      ii

ARTICLE V.   Covenants of the Company.........................................12
             Section 5.1. Stockholder's Meeting...............................12
             Section 5.2. Registration Rights.................................12
             Section 5.3. Listing of Shares...................................13
             Section 5.4. Restrictions Prior to Issuance of Shares............13

ARTICLE VI.  Miscellaneous....................................................13
             Section 6.1. Legends.............................................13
             Section 6.2. Counterparts........................................13
             Section 6.3. Governing Law.......................................13
             Section 6.4. Entire Agreement....................................13
             Section 6.5. Successors and Assigns..............................13
             Section 6.6. Headings............................................13
             Section 6.7. Amendments and Waivers..............................14
             Section 6.8. Interpretation; Absence of Presumption..............14
             Section 6.9. Severability........................................14
             Section 6.10. Further Assurances.................................14
             Section 6.11. Specific Performance...............................14

         THIS STOCKHOLDERS AGREEMENT (the "Agreement"), dated as of November 30, 1998, is made by and among Mossimo Giannulli ("Giannulli"), Edwin H. Lewis ("Lewis") and, for the purposes of Articles II and V hereof only, Mossimo, Inc., a Delaware corporation (the "Company").

                                  RECITALS:

         WHEREAS, the parties believe it to be in their best interests that they enter into this Agreement to provide for certain rights and restrictions with respect to Giannulli's and Lewis' ownership interests in the Company and the corporate governance of the Company; and

         WHEREAS, the Company, Giannulli and Lewis believe that Lewis' leadership, expertise and experience in the apparel industry will significantly enhance the Company's ability to pursue its growth and operating strategies.

         NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                  ARTICLE I.

                                 DEFINITIONS

         As used in this Agreement, the following terms shall have the following respective meanings:

         Section 1.1. "AFFILIATE" shall have the meaning ascribed thereto in Rule 12b-2 promulgated under the 1934 Act, and as in effect on the date hereof.

         Section 1.2. "AGREEMENT" shall have the meaning set forth in the first paragraph hereof.

         Section 1.3. "BASE OPTIONS" shall mean the stock options granted to Lewis pursuant to (i) the Incentive Stock Option Agreement dated as of even date herewith between the Company and Lewis and (ii) the Nonqualified Stock Option Agreement dated as of even date herewith between the Company and Lewis.

         Section 1.4. "BENEFICIALLY OWN" shall mean, with respect to any security, having direct or indirect "beneficial ownership" of such security, as determined pursuant to Rule 13d-3 under the 1934 Act, including pursuant to any agreement, arrangement or understanding, whether or not in writing; PROVIDED, HOWEVER, that all of the shares of Common Stock that Lewis then has the right to acquire upon exercise of a Lewis Option shall be deemed to be Beneficially Owned by Lewis; PROVIDED FURTHER that the Giannulli Escrowed Shares shall be deemed to be Beneficially Owned by Giannulli.

         Section 1.5. "BOARD" shall mean the board of directors of the Company.

         Section 1.6. "BUYER NOTICE" shall have the meaning set forth in
Section 4.4(b).

         Section 1.7. "CAUSE" shall have the meaning set forth in Section 4.6.

         Section 1.8. "COMPANY" shall have the meaning set forth in the first paragraph hereof.

         Section 1.9. "COMMON STOCK" shall mean the common stock, par value $.001 per share, of the Company.

         Section 1.10. "CONTRIBUTION AGREEMENT" shall mean that certain Contribution Agreement dated as of even date herewith between the Company and Giannulli.

         Section 1.11. "CONTROL" shall mean with respect to any person, the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise. "Controlled" shall have a correlative meaning.

         Section 1.12. "COVERED TRANSACTION" shall have the meaning set forth in Section 4.1.

         Section 1.13. "DECEASED PARTY VOTING SECURITIES" shall mean the Voting Securities over which Giannulli or Lewis, as applicable, has voting rights at the time of his death.

         Section 1.14. "DIRECTOR" shall mean a member of the Board.

         Section 1.15. "DISQUALIFIED SHARES" shall mean a Performance Option Share that has been (or the voting rights of which have been) transferred by Lewis to a third party; PROVIDED that at such time as either Giannulli or Lewis does not Beneficially Own at least ten percent (10%) of the outstanding Common Stock, no shares shall be Disqualified Shares.

         Section 1.16. "ELECTION" shall have the meaning set forth in Section 2.1(a).

         Section 1.17. "ELIGIBLE ESCROWED SHARES" shall mean (i) the Escrowed Shares in the Escrow Account which are to be released to the Company upon exercise of the Base Options and (ii) at and after such time as either Giannulli or Lewis does not Beneficially Own at least ten percent (10%) of the outstanding Common Stock, the Escrowed Shares in the Escrow Account which are vested under the Performance Options. For purposes of clarity, Eligible Escrowed Shares will not include the Escrowed Shares referred to in clause
(ii) unless and until Giannulli or Lewis does not Beneficially Own ten percent (10%) of the outstanding Common Stock.

         Section 1.18. "ESCROW ACCOUNT" shall mean the escrow account established pursuant to the Escrow Agreement.

         Section 1.19. "ESCROW AGREEMENT" shall mean that certain Escrow Agreement dated as of even date herewith between the Company and Giannulli.

         Section 1.20. "ESCROWED SHARES" shall have the meaning assigned to such term in the Escrow Agreement.

         Section 1.21. "GIANNULLI ESCROWED SHARES" shall have the meaning set forth in Section 3.2.

         Section 1.22. "GIANNULLI NOMINEE" shall have the meaning set forth in Section 2.1(a).

         Section 1.23. "GIANNULLI TERMINATION EVENT" shall mean the earlier to occur of (i) the date on which Giannulli no longer Beneficially Owns a number of shares of Common Stock equal to at least ten percent (10%) of the outstanding Common Stock and (ii) Giannulli's death.

         Section 1.24. "GROUP" shall mean a "group" as such term is used in
Section 13(d)(3) of the 1934 Act.

         Section 1.25. "HEIR" shall have the meaning set forth in Section 3.6.

         Section 1.26. "INCLUSION NOTICE" shall have the meaning set forth in
Section 4.5(a).

         Section 1.27. "LEWIS ESCROWED SHARES" shall have the meaning set forth in Section 3.2.

         Section 1.28. "LEWIS NOMINEE" shall have the meaning set forth in
Section 2.1(a).

         Section 1.29. "LEWIS OPTIONS" shall mean (i) the Base Options and
(ii) the Performance Options.

         Section 1.30. "LEWIS TERMINATION EVENT" shall mean the earlier to occur of (i) the date on which Lewis no longer Beneficially Owns a number of shares of Common Stock equal to at least ten percent (10%) of the outstanding Common Stock and (ii) Lewis' death.

         Section 1.31. "MENTAL DISABILITY" shall mean, with respect to Giannulli or Lewis, a mental condition which is determined by a court of competent jurisdiction to constitute mental incapacity.

         Section 1.32. "1933 ACT" shall mean the Securities Act of 1933, as amended.

         Section 1.33. "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

         Section 1.34. "NOMINATING COMMITTEE" shall mean a committee of the Board composed solely of Giannulli and Lewis.

         Section 1.35. "NOTICE OF INTENTION" shall have the meaning set forth in Section 4.4(a).

         Section 1.36. "OFFERED STOCK" shall have the meaning set forth in
Section 4.4(a).

         Section 1.37. "OFFEREE" shall have the meaning set forth in Section 4.5(a).

         Section 1.38. "OFFER PRICE" shall have the meaning set forth in
Section 4.4(a).

         Section 1.39. "OTHER STOCKHOLDER" shall have the meaning set forth in Section 4.4(a).

         Section 1.40. "PERFORMANCE OPTIONS" shall mean the stock options granted to Lewis pursuant to (i) the Performance Incentive Stock Option Agreement dated as of even date herewith between the Company and Lewis and
(ii) the Nonqualified Performance Stock Option Agreement dated as of even date herewith between the Company and Lewis.

         Section 1.41. "PERFORMANCE OPTION SHARES" shall mean the shares of Common Stock issued by the Company to Lewis upon exercise of the Performance Options (including any share(s) of capital stock of the Company that result from any share dividend, reclassification, stock split, subdivision or combination of shares, reclassification or merger or other events made with respect to such shares), whether held by Lewis or subsequently transferred to another party.

         Section 1.42. "PERMITTED TRANSFER" shall mean any of (i) a Transfer from Giannulli to the Company pursuant to the Contribution Agreement, (ii) Transfers made in compliance with the requirements of Rule 144 of the 1933 Act, (iii) Transfers to a bona fide financial institution for the purpose of securing bona fide indebtedness of Giannulli or Lewis, as applicable, and
(iv) bona fide gifts or Transfers for tax or estate-planning purposes, PROVIDED in the case of this clause (iv) that the transferee agrees in writing to be bound by the provisions of this Agreement.

         Section 1.43. "PERSON" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or other form of business or legal entity.

         Section 1.44. "PROPOSED QUANTITY" shall have the meaning set forth in Section 4.5(a).

         Section 1.45. "PURCHASER" shall have the meaning set forth in
Section 4.5(a).

         Section 1.46. "REGISTRATION RIGHTS AGREEMENT" shall have the meaning set forth in Section 5.2.

         Section 1.47. "SECTION 4.5 OFFER" shall have the meaning set forth in Section 4.5(a).

         Section 1.48. "SELLING STOCKHOLDER" shall have the meaning set forth in Section 4.4(a).

         Section 1.49. "SHORTFALL" shall have the meaning set forth in
Section 3.2.

         Section 1.50. "STANDSTILL PERIOD" shall have the meaning set forth in Section 4.1.

         Section 1.51. "SUBSEQUENTLY ACQUIRED SHARE" shall mean any share of any Voting Security acquired by Lewis or Giannulli after the date of this Agreement; PROVIDED, HOWEVER, that the shares of Common Stock issued to Lewis by the Company upon exercise of a Lewis Option shall not be considered Subsequently Acquired Shares.

         Section 1.52. "SUCCESSOR" shall have the meaning set forth in
Section 3.6.

         Section 1.53. "TERMINATION EVENT" shall have the meaning set forth in Section 2.1(d).

         Section 1.54. "THIRD PARTY" shall have the meaning set forth in
Section 4.4(a).

         Section 1.55. "13D GROUP" shall mean any group of persons acquiring, holding, voting or disposing of Voting Securities which would be required under Section 13(d) of the 1934 Act and the rules and regulations thereunder (as in effect, and based on legal interpretations thereof existing, on the date hereof) to file a statement on Schedule 13D with the Securities and Exchange Commission as a "person" within the meaning of Section 13(d)(3) of the 1934 Act if such group beneficially owned Voting Securities representing more than five percent (5%) of any class of Voting Securities then outstanding.

         Section 1.56. "TRANSFER" shall have the meaning set forth in Section
4.3.

         Section 1.57. "TRANSFEROR" shall have the meaning set forth in
Section 4.5(a).

         Section 1.58. "VOTING SECURITIES" shall mean at any time shares of any class of capital stock of the Company which are then entitled to vote generally in the election of Directors.


                                 ARTICLE II.

                              BOARD OF DIRECTORS

         Section 2.1.  MEMBERS OF THE BOARD.

         (a) The Company, Giannulli and Lewis will take all actions necessary to cause the Board to be structured to consist of five members, of which one member will be designated by Giannulli (a "Giannulli Nominee"), one member will be designated by Lewis (a

"Lewis Nominee"), and three members will be designated in accordance with
Section 2.2. The Company, Giannulli and Lewis will take all actions necessary to cause the foregoing nominees to become members of the Board as soon as practicable after the date hereof. At each annual or special meeting of stockholders of the Company at which, or the taking of action by written consent of stockholders of the Company by which, any class of Directors is to be elected (an "Election"), each of Giannulli and Lewis shall have the right (but not obligation) pursuant to this Agreement to designate one nominee to the Board; PROVIDED, HOWEVER, that (i) if a Giannulli Nominee is, at the time of the Election, in a class of Directors which does not stand for reelection until a date following the Election, Giannulli shall not be entitled to nominate a Director in the Election, (ii) if a Lewis Nominee is, at the time of the Election, in a class of Directors which does not stand for reelection until a date following the Election, Lewis shall not be entitled to nominate a Director in the Election, (iii) after the occurrence of a Giannulli Termination Event, if any, Giannulli's right to nominate Directors under this
Section 2.1 shall terminate and (iv) after the occurrence of a Lewis Termination Event, if any, Lewis' right to nominate Directors under this
Section 2.1 shall terminate.

     (b) Neither Giannulli nor Lewis will designate or nominate any person as a Director if (i) such person is not reasonably experienced in business and financial matters, (ii) such person has been convicted of, or has pled nolo contendere to a felony, (iii) the election of such person would violate any law, or (iv) any event required to be disclosed pursuant to Item 401(f) of Regulation S-K of the 1934 Act has occurred with respect to such person. Each of Giannulli and Lewis shall use his reasonable efforts to afford the independent directors of the Company a reasonable opportunity to meet any individual that he is considering designating or nominating as a director.

     (c) The Company will support the nomination of and the election of each Giannulli Nominee and Lewis Nominee, and the Company will exercise all authority under applicable law to cause each Giannulli Nominee and Lewis Nominee to be elected to the Board.

     (d) Until the earlier to occur of (i) a Giannulli Termination Event and (ii) a Lewis Termination Event (such occurrence shall be referred to herein as a "Termination Event"), the number of Directors on the Board shall not exceed five at any time.

     Section 2.2. NOMINATING COMMITTEE. Upon execution of this Agreement, the Board will create the Nominating Committee. Until such time as a Termination Event occurs, each nominee to the Board of Directors (other than Giannulli Nominees and Lewis Nominees) will require the unanimous approval of the Nominating Committee. If the Nominating Committee cannot, after a reasonable period of good faith discussions (not to exceed thirty (30) days), unanimously agree on a nominee, the nomination will be referred to the entire Board of Directors, which shall decide the matter based on a simple majority vote. Upon a Termination Event, the powers of the Nominating Committee shall revert back to the entire Board of Directors.

     Section 2.3. VACANCIES. In the event that (i) any Giannulli Nominee shall cease to serve as a Director for any reason other than the fact that Giannulli no longer has a right to nominate a Director, as provided in
Section 2.1, or (ii) any Lewis Nominee shall cease to serve as a Director for any reason other than the fact that Lewis no longer has a right to nominate a Director, as provided in Section 2.1, the vacancy resulting thereby shall be filled by a Giannulli Nominee or a Lewis Nominee, as applicable; PROVIDED, HOWEVER, that any Giannulli Nominee or Lewis Nominee so designated shall satisfy the qualification requirements set forth in
Section 2.1(b).


                                  ARTICLE III.

                                 VOTING RIGHTS

     Section 3.1. GENERAL. Except as otherwise provided in this Article III, each of Giannulli and Lewis may vote the Voting Securities he owns in his sole and absolute discretion.

     Section 3.2. VOTING OF ESCROWED SHARES. The parties hereto acknowledge and agree that (i) Lewis shall have the right to direct the vote of a number of Escrowed Shares equal to the number of Eligible Escrowed Shares, LESS the number of Disqualified Shares (the "Lewis Escrowed Shares"), and shall have the sole and exclusive right to provide written instructions to the custodian under the Escrow Agreement with respect to such votes and (ii) Giannulli shall have the right to direct the vote of the number of Escrowed Shares equal to the total number of Escrowed Shares, LESS the Lewis Escrowed Shares (the "Giannulli Escrowed Shares"). In the event that Giannulli may be deemed to have the right to vote the Lewis Escrowed Shares, Giannulli shall vote a number of shares of Common Stock equal to the number of Lewis Escrowed Shares as directed in writing by Lewis and, in the absence of such directions, shall not vote such number of shares of Common Stock. In the event that Lewis may be deemed to have the right to vote the Giannulli Escrowed Shares, Lewis shall vote a number of shares of Common Stock equal to the number of Giannulli Escrowed Shares as directed in writing by Giannulli and, in the absence of such instructions, shall not vote such number of shares of Common Stock. Lewis acknowledges and agrees that if (i) the Company issues shares of Common Stock to Lewis upon exercise of the Lewis Options and (ii) the Company is unable to timely obtain a sufficient number of shares of Common Stock from the Escrow Account to fully cover such issuance (the difference between the number of shares of Common Stock issued by the Company to Lewis and the number of shares of Common Stock obtained by the Company from the Escrow Account shall be referred to as the "Shortfall"), Lewis shall instruct the custodian under the Escrow Agreement not to vote the number of Lewis Escrowed Shares equal to the Shortfall.

     Section 3.3. VOTING OF PERFORMANCE OPTION SHARES. With respect to any matter upon which Lewis has the right to vote shares of Common Stock, Lewis shall vote a number of shares of Common Stock equal to the number of Performance Option Shares that have been issued by the Company (less any such shares that are Disqualified Shares for purposes of Section 3.2) as directed in writing by Giannulli and, in the absence of such instructions, shall not vote such number of shares of Common Stock; PROVIDED, HOWEVER, that Lewis' obligations under this Section 3.3 shall terminate at such time as either Lewis or Giannulli does not Beneficially Own at least ten percent (10%) of the outstanding Common Stock.

     Section 3.4. VOTING OF SUBSEQUENTLY ACQUIRED SHARES. Until such time as either Lewis or Giannulli does not own at least ten percent (10%) of the outstanding shares of Common Stock, (i) Giannulli shall vote one-half of any Subsequently Acquired Shares over which he has voting control as directed in writing by Lewis and, in the absence of such instructions, shall not vote such shares, and (ii) Lewis shall vote one-half of any Subsequently Acquired Shares over which he has voting control as directed in writing by Giannulli and, in the absence of such instructions, shall not vote such shares.

     Section 3.5. VOTING ON CERTAIN MATTERS. Until the occurrence of a Termination Event, (i) Giannulli shall vote all the Voting Securities over which he has voting control in favor of any Lewis Nominees and (ii) Lewis shall vote all the Voting Securities over which he has voting control in favor of any Giannulli Nominees. Giannulli shall vote all the Voting Securities over which he has voting control in favor of the approval of the Lewis Options and the plan pursuant to which such options were granted.

     Section 3.6. VOTING RIGHTS UPON DEATH. In the event of the death or Mental Disability of either Lewis or Giannulli, each Successor shall vote the Deceased Party Voting Securities in accordance with the directions of whichever of Lewis or Giannulli is the survivor and, in the absence of such instructions, shall not vote such securities. It shall be a condition to the transfer of Voting Securities to each Successor that such Successor agree to be bound by the terms of this Section 3.6. As used herein, "Successor" shall mean any of (i) any Person to whom the right to vote Deceased Party Voting Securities is Transferred by will or the applicable laws of descent and distribution (an "Heir") and (ii) any Person to whom Deceased Party Voting Securities representing more than five percent (5%) of the outstanding Voting Securities are Transferred by an Heir in one transaction or a series of transactions. The provisions of this Section 3.6 shall terminate upon the earlier of (i) such time as either Giannulli or Lewis does not Beneficially Own at least ten percent (10%) of the outstanding Common Stock and (ii) the death or Mental Disability of both Giannulli and Lewis.

     Section 3.7. ACKNOWLEDGMENT. The parties acknowledge and agree that the intent of the voting rights in this Article III is to provide that, until the occurrence of certain termination events and except as provided in Section 3.6, Giannulli and Lewis have the right to vote an equal number of shares, excluding any Transfers by either Giannulli or Lewis, and including any Subsequently Acquired Shares.


                                  ARTICLE IV.

                             STANDSTILL PROVISIONS

     Section 4.1. STANDSTILL PERIOD. The "Standstill Period" shall be the period commencing on the date of this Agreement and ending on the earlier of
(i) the ninetieth (90th) day after a Termination Event or (ii) the earlier of
(A) the authorization by the Company or the Board or any committee thereof of the solicitation of offers or proposals or indications of interest with respect to any merger, consolidation, other business combination, liquidation, sale of the Company or all or substantially all of the assets of the Company or any other change of control of the Company or similar extraordinary transaction, but excluding any merger, consolidation or other business combination in which the Company is the surviving and acquiring corporation and in which the business or assets so acquired do not, or would not reasonably be expected to, have a value greater than fifty percent (50%) of the assets of the Company prior to such merger, consolidation or other business combination (any of the foregoing, a "Covered Transaction"); and (B) the written submission by any person or Group other than Lewis, Giannulli or any Affiliate of them of a proposal to the Company (including to the Board of any agent, representative or Affiliate of the Company) with respect to, or otherwise expressing an interest in pursuing, a Covered Transaction; PROVIDED, HOWEVER, that the Standstill Period shall not terminate pursuant to this Section 4.1(a)(ii)(B) if, as soon as practicable after receipt of any such proposal, the Board determines that such proposal is not in the best interest of the Company and its stockholders and for so long as the Board continues to reject such proposal as a result of such determination.

     Section 4.2. RESTRICTIONS DURING STANDSTILL PERIOD.

     (a) During the Standstill Period, neither Giannulli nor Lewis will, or will cause any of their Controlled Affiliates to, directly or indirectly:

           (i) act in concert with any other person or Group by becoming a member of a 13D Group; or

           (ii) seek representation on the Board or a change in the composition or size of the Board other than as permitted by Article 2;

PROVIDED, HOWEVER, that each of Giannulli and Lewis may do any of the foregoing upon obtaining the prior written consent of the other.

     Section 4.3. RESTRICTIONS ON TRANSFER. Until the earlier of (i) a Termination Event and (ii) two years after the date hereof, neither Giannulli nor Lewis will or will cause any of their Controlled Affiliates to, directly or indirectly, sell, transfer, encumber or otherwise dispose of (collectively, "Transfer") any shares of Common Stock unless such Transfer is a Permitted Transfer. Thereafter, and during the remaining term, if any, of the Standstill Period and subject to Section 3.6, none of Giannulli nor Lewis nor their Heirs will or will cause any of their Controlled Affiliates to, directly or indirectly, Transfer any shares of Common Stock except for (i) Permitted Transfers, (ii) Transfers in a registered public offering and (iii) Transfers pursuant to negotiated transactions with third parties provided that if any such Transfer (whether in one transaction or a series of transactions) is (A) for an amount of Common Stock representing greater than five percent (5%) of the outstanding Common Stock and (B) is made to any public or private company the principal business of which is, or that derives more than $15 million of annual revenue from (in either case as of the date of such Transfer), the manufacturing, distribution, licensing or sale of clothing, THEN such Transfer shall require the consent of at least sixty percent (60%) of the Directors. Notwithstanding anything to the contrary herein, Giannulli shall not Transfer the Escrowed Shares except to the Company in accordance with the Contribution Agreement.

     Section 4.4.  RIGHT OF FIRST REFUSAL.

     (a) Except for Permitted Transfers and except for Transfers in accordance with Section 4.5, if pursuant to a bona fide offer from a third party either of Giannulli or Lewis desires to Transfer any of his shares of Common Stock (such transferring person, a "Selling Stockholder" and such shares proposed to be so Transferred, the "Offered Stock"), prior to any Transfer he shall give written notice of the proposed Transfer (the "Notice of Intention") to the other (the "Other Stockholder"), specifying the third party making the offer (the "Third Party"), the number of shares of Offered Stock which the Selling Stockholder wishes to Transfer, the proposed purchase price (the "Offer Price") therefor and all other material terms and conditions of the proposed Transfer.

     (b) For a period of sixty (60) days following its receipt of the Notice of Intention, the Other Stockholder shall have the right to purchase all or any portion of the Offered Stock at the Offer Price and on the other terms specified in the Notice of Intention, exercisable by delivery of an irrevocable notice (the "Buyer Notice") to the Selling Stockholder specifying the number of shares of Offered Stock with respect to which the Other Stockholder is exercising its right.

     (c) If the Notice of Intention has been duly delivered to the Other Stockholder by the Selling Stockholder and the Other Stockholder fails to deliver a Buyer Notice or determines not to exercise its right to purchase the Offered Stock at the Offer Price and on the other terms specified in the Notice of Intention or determines to exercise his option to purchase less than all of the Offered Stock, then the Selling Stockholder shall have the right, for a period of ninety (90) days from the earlier of (i) sixty (60) days following delivery of the Notice of Intention and (ii) the date on which he receives notice from the Other Stockholder that the Other Stockholder will not exercise in whole or in part his rights granted pursuant to this Section 4.4, to sell to a Third Party the Offered Stock remaining unsold under this
Section 4.4 at a price not less than the Offer Price and on other terms which shall not be materially more favorable to the Third Party in the aggregate than those terms set forth in the Notice of Intention.

     (d) The closing of any purchase and sale pursuant to this Section 4.4 shall take place on such date, not later than fifteen (15) business days after the delivery to the Selling Stockholder of the Buyer Notice, as the parties to such purchase and sale shall elect. At the closing of such purchase and sale, the Selling Stockholder shall deliver any certificates evidencing the Offered Stock being sold accompanied by written instruments of Transfer in form satisfactory to the purchasers thereof, duly executed by the Selling Stockholder, free and clear of any Liens, against delivery of the Offer Price therefor.

     (e) The provisions of this Section 4.4 shall terminate at such time as either Lewis or Giannulli does not Beneficially Own at least ten percent (10%) of the outstanding Common Stock.

     Section 4.5.  RIGHT OF INCLUSION.

     (a) Except for any Permitted Transfer and any sale pursuant to the Registration Rights Agreement, if either Giannulli or Lewis ("Transferor") proposes to Transfer, in one transaction or a series of related transactions, shares of Common Stock representing more than five percent (5%) of the outstanding Common Stock (the "Proposed Quantity") to any person (the "Purchaser"), then, as a condition to such Transfer, the Transferor shall cause the Purchaser to offer (the "Section 4.5 Offer") to whichever of Giannulli or Lewis is not the Transferor (the "Offeree"), to sell to the Purchaser, at the option of the Offeree, fifty percent (50%) of the Proposed Quantity of Common Stock on the same terms and conditions as offered to the Transferor. The Transferor shall provide a written notice (the "Inclusion Notice") of the Section 4.5 Offer to the Offeree, who may accept the Section
4.5 Offer by providing a written notice of acceptance of the Section 4.5 Offer to the Transferor within twenty (20) business days of the delivery of the Inclusion Notice.

     (b) If the Offeree accepts the Section 4.5 Offer, he shall, within a reasonable period prior to the closing of the purchase and sale of the Common Stock covered by the Section 4.5 Offer, deliver to the Transferor a certificate or certificates representing the Common Stock to be Transferred pursuant to the Section 4.5 Offer by such Offeree, free and clear of all Liens, together with proper instruments of transfer in form and substance reasonably satisfactory to the Transferor and a limited power-of-attorney authorizing the Transferor to sell or otherwise dispose of such Common Stock pursuant to the terms of the Section 4.5 Offer; PROVIDED, that in the event that the purchase and sale of Common Stock contemplated by this Section 4.5 Offer is not completed, such certificates shall be returned to the Offeree in accordance with Section 4.5(d).

     (c) The Transferor shall have thirty (30) days, commencing on the expiration of the twenty (20) business day period referred to in Section 4.5(a), in which to Transfer to the Purchaser, on behalf of itself and the Offeree, up to the Proposed Quantity of Common Stock. If all such shares of Common Stock are not sold to Purchaser, the Transferor, at its option, may elect to sell on behalf of itself and the Offeree such number of shares of Common Stock as the Purchaser will purchase; PROVIDED that if the Offeree accepts the Section 4.5 Offer, the shares of Common Stock Transferred to Purchaser shall be allocated equally among the Transferor and the Offeree. The material terms of any Transfer referred to in the two immediately preceding sentences, including price and form of consideration, shall be as set forth in the Inclusion Notice. If at the end of such thirty (30) day period the Transferor has not completed the Transfer of all the shares of Common Stock proposed to be sold, the Transferor shall return to the Offeree his respective certificates, if any, representing the Common Stock which the Offeree delivered for Transfer pursuant to this Section 4.5 and which were not sold pursuant to the Section 4.5 Offer, and the provisions of this
Section 4.5 shall continue to be in effect.

     (d) Concurrently with the Transfer of Common Stock of the Transferor and, if applicable, the other Offeree to the Purchaser pursuant to this
Section 4.5, the Transferor shall notify the Offeree thereof, and the Purchaser shall pay to the Transferor and, if applicable, the Offeree their respective portions of the sales price of the Common Stock so Transferred and shall furnish such other evidence of the completion of such Transfer and the terms thereof as may be reasonably requested by any Offeree.

     (e) Notwithstanding anything to the contrary contained in this Section 4.5, (i) except for the Transferor's obligation to return to the Offeree any certificates representing the Offeree's Common Stock, there shall be no liability on the part of the Transferor to the Offeree in the event that any proposed Transfer pursuant to this Section 4.5 is not consummated for any reason, and (ii) whether or not any sale of Common Stock is effected pursuant to this Section 4.5 shall be in the sole and absolute discretion of the Transferor.

     (f) The provisions of this Section 4.5 shall terminate at such time as either Lewis or Giannulli does not Beneficially Own at least ten percent (10%) of the outstanding Common Stock.

     Section 4.6. TERMINATION WITHOUT CAUSE. At such time as either Giannulli or Lewis is individually terminated as an employee of the Company without "cause," the provisions of this Article IV shall terminate. For purposes hereof, "cause" shall mean with respect to Giannulli or Lewis, (i) a conviction for commission of a felony or crime including moral turpitude or
(ii) a willful commission of any act of theft, embezzlement, or misappropriation against the Company which, in any case, is materially and demonstrably injurious to the Company.


                                   ARTICLE V.

                            COVENANTS OF THE COMPANY

     Section 5.1. STOCKHOLDER'S MEETING. The Company agrees to duly call, give notice of, convene and hold a meeting of its stockholders at which the Company will seek approval for the granting of the Lewis Options and for the plan under which the Lewis Options are granted no later than the earliest of
(i) seven (7) months from the date of this Agreement, (ii) immediately prior to the consummation of any Covered Transaction and (iii) within thirty (30) days of a request by Lewis PROVIDED that Lewis shall not be entitled to request a meeting of stockholders under this clause (iii) unless he has a reasonable belief that a stockholder meeting must be held in such thirty (30) day period to prevent a material adverse affect on his rights under the Lewis Options.

     Section 5.2. REGISTRATION RIGHTS. The Company agrees to take all reasonable actions necessary to enter into registration rights agreements (the "Registration Rights Agreements") with each of Lewis and Giannulli pursuant to which Lewis and Giannulli will each have certain rights to register all of his shares of Common Stock, other than Subsequently Acquired Shares. The Registration Rights Agreements will provide, at a minimum, for one demand registration right and two piggyback registration rights for each of Lewis and Giannulli. The Registration Rights Agreements will also provide that each of Lewis and Giannulli shall bear his pro rata share of any registration expenses.

     Section 5.3. LISTING OF SHARES. The Company agrees to take all reasonable actions necessary to list the shares of Common Stock issued by the Company to Lewis upon exercise of the Lewis Options on all stock exchanges on which the Common Stock is then listed.

     Section 5.4. RESTRICTIONS PRIOR TO ISSUANCE OF SHARES. During any period between a valid exercise by Lewis of a Lewis Option and the issuance by the Company of the full amount of shares of Common Stock in respect of such exercise, the Company shall not consummate (i) any Covered Transaction or
(ii) any other transaction which would have a material adverse affect on the rights of Lewis under the Lewis Options.


                                  ARTICLE VI.

                                 MISCELLANEOUS

     Section 6.1. LEGENDS. Until such time as either Giannulli or Lewis does not Beneficially Own at least ten percent (10%) of the outstanding Common Stock, each of Giannulli and Lewis agree to affix a legend to each Voting Security he holds or which is held in the Escrow Account indicating that such Voting Security is subject to this Agreement and, if appropriate, the Escrow Agreement.

     Section 6.2. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section, provided receipt of copies of such counterparts is confirmed.

     Section 6.3. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to the choice of law principles thereof.

     Section 6.4. ENTIRE AGREEMENT. This Agreement (including agreements referenced herein) contains the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. This Agreement is not intended to confer upon any person not a party hereto (and their successors and assigns) any rights or remedies hereunder.

     Section 6.5. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. No party shall be permitted to assign any of its rights hereunder to any third party.

     Section 6.6. HEADINGS. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein means Sections or Articles of this Agreement unless otherwise stated.

     Section 6.7. AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought; PROVIDED, HOWEVER, that any provision of this Agreement other than the provisions of Articles II and V may be amended by an instrument or instruments in writing signed by both Giannulli and Lewis. Any party hereto may, only by an instrument in writing, waive compliance by another party hereto with any term or provision hereof on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.

     Section 6.8. INTERPRETATION; ABSENCE OF PRESUMPTION. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

     Section 6.9. SEVERABILITY. Any provision hereof which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

     Section 6.10. FURTHER ASSURANCES. The parties agree that, from time to time, each of them will, and will cause their respective Affiliates to, execute and deliver such further instruments and take such other action as may be necessary to carry out the purposes and interests hereof.

     Section 6.11. SPECIFIC PERFORMANCE. The parties acknowledge that, in view of the uniqueness of arrangements contemplated by this Agreement, they would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that each of them shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

         IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties hereto as of the day first above written.


                                           /s/ Mossimo Giannulli
                                           ----------------------------------
                                           MOSSIMO GIANNULLI


                                           /s/ Edwin H. Lewis
                                           ----------------------------------
                                           EDWIN H. LEWIS



                                           MOSSIMO, INC.


                                           By  /s/ Mossimo Giannulli
                                             -------------------------------

                                           Name:   Mossimo Giannulli
                                                ----------------------------

                                           Title:  CHAIRMAN
                                                 ---------------------------